                                                                 EXHIBIT 10.10.1

                    DART(TM) SERVICE AGREEMENT FOR PUBLISHERS

You agree to pay DoubleClick Inc. all of the fees and other charges specified below and DoubleClick Inc. agrees to provide the DART Service to You, all in accordance with the attached Terms and Conditions. Both You and DoubleClick Inc. agree that this Cover Page and the attached Terms and Conditions (collectively, the "DART Service Agreement" or "Agreement"), may be updated from time to time by replacing or adding further signed attachments to this Agreement.

YOUR COMPANY NAME AND     Ask Jeeves, Inc.                  CONTACT:      David Warthen, CTO
ADDRESS:                  918 Parker Street                 PHONE:        510 649 3507
                          Berkeley, CA  94710               FAX:          510 649 8633
                                                            E-MAIL:       david@ask.com

YOUR BILLING ADDRESS,     ________________________          CONTACT:      Fritz Rollins, Ad
IF DIFFERENT              ________________________                        Master
                                                            PHONE:        510 649 3684
                                                            FAX:          510 649 8633
                                                            E-MAIL:       fritz@ask.com

WEB SITE(S): www.ask.com, www.askjeeves.com, www.ajkids.com, www.aj.com (plus others)

FEES:          Upfront Fee due on signing:                       US$ |*|,
                                                                         -------------------

MONTHLY SERVICE FEE PER 1000 AD BANNER IMPRESSIONS (CPM):

               For standard 468X60 banners                                          US$|*|
               For medium sized banners (125 x 125, 120 x 60, 135 x 35, 230 x 33)   US$|*|
               For small banners and buttons (88 x 31, 110 x 50)                    US$|*|
               For text links                                                       US$|*|

Ad Size Limit: 14  Kbytes       Minimum Monthly Service Fee:                        US$|*|

CUSTOM
ARRANGEMENTS            Fee for non-revenue generating house ads redirected
                        to Your servers for delivery on Your bandwidth
                        (on a CPM basis)                                           US$|*|________

                        MONTHLY SERVICE FEE REDUCTION
                        For each calendar year of the Term, You will not be charged the Monthly Service Fee for the final month of such calendar year.

                        VOLUME CREDIT
                        You shall be entitled to receive the following tiered credits, based upon the number of impressions (paid for at the $|*| rate) served by DoubleClick per month:

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|*|   Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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
IMPRESSIONS (IN MILLIONS)           CREDIT RATE (ON A CPM BASIS)
-------------------------           ----------------------------
0 to 50,000,000                     |*|
50,000,001 to 100,000,000           $|*|
100,000,001 to 200,000,000          $|*|
200,000,001 and above               $|*|

For example, if You, in any one month, have 165,000,000 paid impressions, then the credit would be as follows:


IMPRESSIONS (IN MILLIONS)        CREDIT RATE          CREDIT (IMPRESSIONS/1000
                              (ON A CPM BASIS)             X CREDIT RATE)
0 to 50,000,000                     |*|                         |*|
50,000,001 to 100,000,000           $|*|                        $|*|
100,000,001 to 200,000,000          $|*|                        $|*|
200,000,001 and above               $|*|                        ______
                                                 Credit Total   $|*|

You may apply the credit against the following DoubleClick services: (i) DoubleClick Consulting services (training, engineering, general consulting),
(ii) Sales Logix Sales Force Automation license and consulting, (iii) Oracle Financials license and consulting, or (iv) Additional features and functionality to the services. Credits may not be applied to advertising on the DoubleClick Network.

ADVERTISING DISCOUNT

You shall be entitled to receive the following discounts on advertising you purchase on the DoubleClick Network, based upon the number of impressions (paid for at the $|*| rate) served by DoubleClick per month:

IMPRESSIONS (IN MILLIONS)           PERCENTAGE DISCOUNT
-------------------------           -------------------
0 to 50,000,000                     |*|%
50,000,001 to 100,000,000           |*|%
100,000,001 to 200,000,000          |*|%
200,000,001 and above               |*|%

For example, if You, in any one month, have 150,000,000 paid impressions, then the discount You are entitled to receive for advertising on the DoubleClick Network purchased during the following month shall be |*|% (note: the advertising discount structure is not tiered).

MARKETING/PUBLICITY

Subject to approval from both Your and DoubleClick's marketing departments, DoubleClick agrees to include Your participation in two major DoubleClick DART marketing events each year of the Term, at no cost to You. In addition, DoubleClick will include You in its marketing collateral, when appropriate.

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|*|   Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Upon the execution of this Agreement, both parties agree to work together to develop a press release meant to inform the public of the parties' agreement set forth herein. Upon Your prior approval, DoubleClick shall have the right to use Your name in DoubleClick's marketing materials promoting the Service.

MOST FAVORED NATION PRICING

In the event that the number of paid banner ad impressions served by DoubleClick and paid for by You exceeds 1 billion in any calendar month, DoubleClick agrees that for each moth thereafter that You generate more than one billion paid impressions, the Monthly Service Fee per thousand page views shall be equal to or lower than the fee provided to any other DoubleClick customer.

SERVICE LEVELS

DoubleClick shall use commercially reasonable efforts to ensure that the DART Service delivers Ads at least ninety-nine and three/tenths percent (99.3%) of the time, calculated on a calendar monthly basis; it being understood that DART Service Ad delivery "down" time (calculated as the difference between 100% and the actual percentage delivery of ads) shall exclude time (i) required for routine system maintenance not to exceed thirty (30) minutes in any calendar month that is performed by DoubleClick so long as such maintenance is performed during low volume time periods, and (ii) resulting from technical malfunctions in the Web Sites' systems, or any other circumstances beyond DoubleClick's reasonable control (including, without limitation, Internet delays, network congestion and ISP malfunctions). In the event that unscheduled down time exceeds five (5) hours in any month, then You will receive a reduction in fees, credited to the next month's invoice, calculated by multiplying (i) the Average Impressions Per Hour, by (ii) the down time (rounded to the nearest hour), by
(iii) the CPM rate applicable at the time of the outage. The Average Impressions shall be determined by dividing the total ads served in the previous month by the total number of hours in that month.

SERVICE RESPONSE TIMES

For material functions of the Service that are or have become substantially inoperable, DoubleClick will commence a bug fix or work around within one (1) hour after the first report of such error from You. For other functions of the Service that are impaired or otherwise fail to operate, DoubleClick will commence a bug fix or workaround within twenty-four (24) hours after the report of such error from You.

ADDITIONAL TERMINATION RIGHT

In addition to the termination rights set forth in Section 10 below, You shall have the right to terminate this Agreement without cause upon sixty (60) days prior written notice to DoubleClick. In the event of such termination, You will not be liable for any fees to DoubleClick other than fees incurred before the date of termination.

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|*|   Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LICENSE BUY-BACK

DoubleClick agrees to credit You $|*| per $|*| that You paid for the Accipiter license (the "Buy-Back Credit"), which payment must be verified by written documentation reasonably satisfactory to DoubleClick. The Buy-Back Credit shall be evenly applied against the DART fees due and owing DoubleClick throughout the first twelve months of this Agreement.

The undersigned confirm their mutual agreement to these arrangements as of the Effective Date.

DOUBLECLICK INC.                         YOUR COMPANY NAME: Ask Jeeves, Inc.

Signature: /s/ Christopher Sarsdakis     Signature:  /s/ Ted Briscoe
          -----------------------------            -----------------------------

Printed Name: Christopher Sarsdakis      Printed Name: Ted Briscoe
             --------------------------               --------------------------
Title: VP and General Manager for DART   Title: Chief Marketing Officer
      ---------------------------------        ---------------------------------

Effective Date: 3/31/99

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|*|   Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                    DART(TM) SERVICE AGREEMENT FOR PUBLISHERS
                              TERMS AND CONDITIONS

1. AGREEMENT. DoubleClick Inc. ("DoubleClick') and You hereby enter into the agreement set forth in these Terms and Conditions and in the Cover Page (collectively, this "DART Service Agreement" or "Agreement"), as of the Effective Date set forth on the Cover Page. All capitalized terms not otherwise defined in these Terms and Conditions shall have the meanings as defined on the Cover Page. "Advertiser" shall mean any entity or person that desires to advertise their own products or services. "Publisher" shall mean any entity or person that desires to use the DART Service to target and measure advertisements for Advertisers on their own Web site.

2. DART SERVICE. The DART Service (the "Service") is a service provided by DoubleClick to Publishers for targeted and measured delivery of ad banners from DoubleClick's servers to the Web Sites set forth on the cover page of this Agreement ("Target Sites"). The ad banners are displayed to visitors ("Visitors") to the Target Sites based on criteria selected by You and Your Advertisers.

3. AD MANAGEMENT SYSTEM. You and DoubleClick understand that You are required to use DoubleClick's proprietary Ad Management System software technology (the "System") in order to receive the Service. Accordingly, DoubleClick grants to You the non-exclusive and non-transferable right to access and use the System, which You can access and use only on DoubleClick's Web servers by means of a unique password issued by DoubleClick, and only for the purposes of (i) performing projections of ad banner impression inventories that might be available through the Service, (ii) uploading and storing ad banners for delivery by the Service, (iii) selecting trafficking criteria for the delivery of ad banners to Target Sites and Visitors, and (iv) receiving reports of ad banner impressions and other data related to the delivery of ad banners by the Service.

4. YOUR OBLIGATIONS. You shall be solely responsible for soliciting all Advertisers, trafficking of ad banners (which shall include the input of ad banners into the System) and handling all inquiries of any type or nature. You shall obtain all necessary rights, licenses, consents, waivers and permissions from Advertisers, Visitors and others, to allow DoubleClick to store and deliver ad banners and otherwise operate the Service on Your behalf and on behalf of Your Advertisers, and to use any data provided to or collected by the System. You further represent that You have read, and will conform to, DoubleClick's statement on privacy that can be found on the DoubleClick Web site. You further agree that advertisements provided to DoubleClick and/or delivered on behalf of You, and Your other promotional and marketing activities in connection with the use of the Service, including the Target Sites, shall not be deceptive, misleading, obscene, defamatory, illegal or unethical.

5. DOUBLECLICK'S OBLIGATIONS. DoubleClick's sole obligations hereunder shall be
(i) to make the System available to You, (ii) to deliver ad banners through the Service according to the trafficking criteria selected by You using the System,
(iii) to make customer service personnel available by telephone for support twenty-four hours per day, seven days per week as defined in the Service Response Times herein; and; (iv) to provide six training days at DoubleClick's premises explaining the

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|*|   Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

proper use of the Service and the System. A "training day" is defined as a full day training session for one of Your employees. You can divide the training days in any manner You deem appropriate, such as having three employees attend two sessions each, six employees attend one session each, or one employee attend all six sessions. The cost for such training sessions is included in the Upfront Fee. If You require additional training or training on Your site, DoubleClick shall provide such training to You at DoubleClick's standard published rates for such training. For training on Your Site, You agree to reimburse DoubleClick for its actual travel and lodging expenses. You shall not permit any of Your employees to access and use the Service or the System unless any such employee has successfully completed the training session and has been so certified by DoubleClick.

6. FEES. You shall pay DoubleClick the fees set forth on the Cover Page to this Agreement. The fees may include an Upfront Fee and Monthly Service Fees. The Upfront Fee is a one-time, non-creditable, non-refundable fee for Your use of the Service and the System, payable upon execution of this Agreement. The Monthly Service Fees are recurring, non-refundable, non-creditable fees, payable within thirty (30) days after receipt of an invoice from DoubleClick for such fees. The Monthly Service Fee shall be based on the number of ad banner impressions delivered through the Service on behalf of You each month, divided by one thousand (1,000) and multiplied by the Monthly Service Fee CPM rate set forth on the Cover Page to this Agreement. If Your Monthly Service Fee is less than the Minimum Monthly Service Fee in any given month, You shall owe DoubleClick the Minimum Monthly Service Fee for that month. To the extent that the average file size of all ad banners delivered via the Service in a given month ("Average Ad Size") exceeds the Ad Size Limit set forth on the Cover Page, the Monthly Service Fee payable for that month shall be increased by an amount that shall be calculated by subtracting the Ad Size Limit from the Average Ad Size, dividing that difference by the Ad Size Limit, and multiplying the quotient by the Monthly Service Fee CPM rate set forth on the Cover Page of this Agreement. All fees hereunder shall be denominated in U.S. dollars. You shall also be responsible for and shall pay any applicable sales, use or other taxes or duties, tariffs or the like applicable to provision of the Service (except for taxes on DoubleClick's income). Late payments will be subject to late fees at the rate of one and one half percent (1.5%) per month, or, if lower, the maximum rate allowed by law. If You fail to pay fees invoiced by DoubleClick within sixty (60) days following the payment due date, DoubleClick shall have the right to suspend performance of the Services, provided that Notice of such suspension is provided to You, and receipt of such suspension notice is confirmed by You, no less than 14 days before the Suspension of service; such Service not to be reinstated until You pay all such overdue amounts and an additional reinstatement fee of $|*|. Upon payment of such reinstatement fee, Doubleclick agrees to reinstate service in a commercially reasonable timeframe, not to exceed 24 hours. In addition, You also agree to pay any reasonable attorneys' fees and/or collection costs incurred by DoubleClick in collecting any past due amounts from You.

7. PROPRIETARY RIGHTS AND RESTRICTIONS. DoubleClick is the exclusive supplier of the Service and the exclusive owner of all right, title and interest in and to

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      filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the System, all software, databases and other aspects and technologies related to the System and Service, including the System, any enhancements thereto and any materials provided to You by DoubleClick through the System or otherwise. You may not use the System except pursuant to the limited rights expressly granted in this Agreement. You shall use the System only in accordance with reference manuals to be supplied by DoubleClick and only in accordance with DoubleClick's standard security procedures, as posted on the DoubleClick Web site or otherwise notified to You.

8. DATA. You have the sole and exclusive right to use all data derived from Your use of the Service, for any purpose related to Your business; provided that DoubleClick may use and disclose the Visitors' data (other than personally identifiable information) derived from Your use of the Service only (i) for DoubleClick's reporting purposes, consisting of compilation of aggregated statistics about the Service (e.g., the aggregate number of ads delivered) that may be provided to customers, potential customers and the general public (provided that such reporting does not include any specific information on You that You consider to be confidential or proprietary); and (ii) if required by court order, law or governmental agency.

9. TERM. Unless terminated earlier in accordance with the termination rights set forth in this Agreement, the term of this Agreement shall be for a period of two
(2) year from the Effective Date (the "Term").

10. TERMINATION. At any time during the Term, this Agreement shall terminate (i) thirty (30) days after DoubleClick's notice to You if the Service Fee for any month following the third month of the Term is less than the Minimum Monthly Service Fee set forth on the Cover Page to this Agreement, (ii) thirty (30) days after a party's notice to the other party that such other party is in breach hereunder, unless the other party cures such breach within said thirty (30) day period or (iii) immediately upon DoubleClick's notice to You of DoubleClick's reasonable determination that You are using or could use the Service or the System in such a manner that could damage or cause injury to the Service or the System or reflect unfavorably on the reputation of DoubleClick. If this Agreement is terminated by DoubleClick due to a breach by You, You are required to promptly pay DoubleClick the Minimum Monthly Service Fee for the balance of the Term.

11. INDEMNIFICATION. You agree to indemnify and hold DoubleClick and its officers, directors, employees and agents (each a "DoubleClick Indemnitee") harmless from and against any and all third party claims, actions, losses, damages, liability, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements incurred by a DoubleClick Indemnitee in any action between You and the DoubleClick Indemnitee, or between the DoubleClick Indemnitee and any third party or otherwise) arising out of or in connection with (i) the breach of any of Your representations, warranties or obligations set forth in this Agreement, (ii) Your use of the Service or the System other than as permitted herein, or (iii) any claim by any Advertiser arising from Your arrangement to display Advertisers' Advertising on the Target Sites.

DoubleClick agrees to indemnify and hold You and your officers, directors, employees and agents (each an "Ask Jeeves Indemnitee") harmless from and against any and all third party claims, actions, losses,

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|*|   Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

damages, liability, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements incurred by an Ask Jeeves Indemnitee in any action between You and the Ask Jeeves Indemnitee, or between the Ask Jeeves Indemnitee and any third party or otherwise) arising out of or in connection with the breach of any of DoubleClick's representations, warranties or obligations set forth in this Agreement.

12. WARRANTIES AND DISCLAIMER. DoubleClick represents and warrants that the System was developed by DoubleClick without infringement or misappropriation of any third party's copyrights or trade secrets. You acknowledge that the Service and the System can be used to target, measure and traffic advertisements in many different ways and based on many different types of data. You represent and warrant that You will not use the Service or the System in a way or for any purpose that infringes or misappropriates any third party's intellectual property or personal rights. EXCEPT AS SET FORTH IN THIS AGREEMENT, DOUBLECLICK MAKES NO WARRANTIES OF ANY KIND TO ANY PERSON WITH RESPECT TO THE SERVICE, THE SYSTEM OR ANY AD BANNER OR OTHER DATA SUPPLIED THEREBY, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

13. LIMITATION AND EXCLUSION OF LIABILITY. Except for credits set forth in Service Levels in the Custom Arrangements above, DoubleClick shall not be liable to You or any other third party for any direct, indirect, incidental, special or consequential loss, cost, damage or expense incurred in connection with the availability, operation or for any unavailability or inoperability of the Internet, technical malfunction, computer error or loss or corruption of data, or other injury, damage or disruption of any kind related thereto. In no event shall DoubleClick be liable for any indirect, incidental, consequential, special or exemplary damages, including, but not limited to, loss of profits, or loss of business opportunity, even if such damages are foreseeable and whether or not DoubleClick has been advised of the possibility thereof. DoubleClick's maximum aggregate liability shall not exceed the total amount paid by You to DoubleClick under this Agreement during the twelve (12) month period prior to the first date the liability arose. In Your agreements with Advertisers, You will include a provision that will state that DoubleClick is a third party beneficiary of any disclaimers and limitations or exclusions of liability You agree with the Your Advertisers.

14. CONFIDENTIALITY. The terms of this Agreement and information and data that one party (the "Receiving Party") has received or will receive from the other party (the "Disclosing Party") about the Service, the System and other matters are proprietary and confidential information ("Confidential Information"), including without limitation any information that is marked as "confidential" or should be reasonably understood to be confidential or proprietary to the Disclosing Party and any reference manuals compiled or provided hereunder. The Receiving Party agrees that for the Term and for two (2) years thereafter, the Receiving Party will not disclose the Confidential Information to any third party, nor use the Confidential Information for any purpose not permitted under this Agreement. The nondisclosure obligations set forth in

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|*|   Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

this Section shall not apply to information that the Receiving Party can document is generally available to the public (other than through breach of this Agreement) or was already lawfully in the Receiving Party's possession at the time of receipt of the information from the Disclosing Party.

15. INDEPENDENT CONTRACTOR STATUS. Each party shall be and act as an independent contractor and not as partner, joint venturer or agent of the other.

16. MODIFICATIONS AND WAIVERS. This Agreement represents the entire understanding between DoubleClick and You and supersedes all prior agreements relating to the subject matter of this Agreement. No failure or delay on the part of either party in exercising any right, power or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise or the exercise of any other right, power or remedy. Unless otherwise specified, any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by the parties from the terms of this Agreement, shall be effective only if it is made or given in writing and signed by both parties.

17. ASSIGNMENT. This Agreement and the rights hereunder are not transferable or assignable without prior written consent of the non-assigning party; provided, however, that this Agreement may be assigned by either party (a) to a person or entity who acquires substantially all of that party's assets, stock or business by sale, merger or otherwise and (b) to an affiliate of that party.

18. APPLICABLE LAW. This Agreement shall be governed by the law of New York, without reference to its conflict of laws rules or principles, and the United States. The jurisdiction and venue for all disputes hereunder shall be New York City.

19. GENERAL. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the minimum extent necessary without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction. No failure or omission by either party in the performance of any obligation under this Agreement shall be deemed a breach of this Agreement nor create any liability if the same shall arise from any cause or causes beyond the reasonable control of such party, including but not limited to the following: acts of God, acts or omissions of any government or any rules, regulations or orders of any governmental authority or any officer, department, agency or instrument thereof; fire, storm, flood, earthquake, accident, acts of the public enemy, war, rebellion, Internet brown out, insurrection, riot, invasion, strikes, or lockouts. All notices, demands and other communications provided for or permitted under this Agreement shall be made in writing to the parties' at the addresses on the Cover Page and shall be sent by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery and shall be deemed received upon delivery.

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|*|   Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.